Exhibit 10.25

Corn Products International

Executive Severance Agreement

Agreement, made this 1st day of May, 2010, by and between Corn Products International, Inc., a Delaware corporation (the “Company”), and Diane Frisch (the “Executive”).

WHEREAS, the Executive is a key employee of the Company or a subsidiary of the Company as defined in Section 1.1(b) hereof (“Subsidiary”), and

WHEREAS, the Board of Directors of the Company (the “Board”) considers the maintenance of a sound management to be essential to protecting and enhancing the best interests of the Company and its stockholders and recognizes that the possibility of a change in control raises uncertainty and questions among key employees and may result in the departure or distraction of such key employees to the detriment of the Company and its stockholders; and

WHEREAS, the Board wishes to assure that it will have the continued dedication of the Executive and the availability of the Executive’s advice and counsel notwithstanding the possibility, threat or occurrence of a bid to take over control of the Company, and to induce the Executive to remain in the employ of the Company or a Subsidiary; and

WHEREAS, the Executive is willing to continue to serve the Company and its Subsidiaries taking into account the provisions of this Agreement;

NOW, THEREFORE, in consideration of the foregoing, and the respective covenants and agreements of the parties herein contained, the parties agree as follows:

Article 1. Change in Control

1.1        Benefits shall be provided under Article 3 hereof only in the event there shall have occurred a “Change in Control”, as such term is defined below, and the Executive’s employment by the Company and its Subsidiaries shall thereafter have terminated in accordance with Article 2 below within the period beginning on the date of the “Change in Control” and ending on the second anniversary of the date of the “Change in Control” (the “Protection Period”). If any Protection Period terminates without the Executive’s employment having terminated, any subsequent “Change in Control” shall give rise to a new Protection Period. No benefits shall be paid under Article 3 of this Agreement if the Executive’s employment terminates outside of a Protection Period.

(a) “Change in Control” shall mean:

(1)     The acquisition by any individual, entity or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 20% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Common Stock”) or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company), (B) any acquisition by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this Section 1.1(a); provided further, that for purposes of clause (B), if any Person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall become the beneficial owner of 20% or more of the Outstanding Common Stock or 20% or more of the Outstanding Voting Securities by reason of an acquisition by the Company, and such Person shall, after such acquisition by the Company, become the beneficial owner of any additional shares of the Outstanding Common Stock or any additional Outstanding Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;

(2)     Individuals who, as of the beginning of any consecutive two-year period constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who subsequently becomes a director of the Company and whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;

(3)     The consummation of a reorganization, merger or consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be, (ii)  no Person (other than: the Company; any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 15% or more of the Outstanding Common Stock or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, 25% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(4)     The consummation of a plan of complete liquidation or dissolution of the Company.

(b)         For purposes of this Agreement, the term “Subsidiary” shall mean any corporation in which the Company possesses directly or indirectly fifty percent (50%) or more of the total combined voting power of all classes of stock.

(c)         Upon a Change in Control, any restricted stock, stock options or other equity awards granted to the Executive pursuant to the Corn Products International, Inc. Stock Incentive Plan (the “Incentive Plan”) that are not vested shall vest on the date of Change in Control in accordance with the terms of such plans and related agreements. The Executive’s beneficiary with respect to such benefits shall be the same person or persons as determined under the respective plan.

(d)         Immediately prior to a Change in Control, the Company shall deliver to the Corn Products International, Inc. Executive Benefit Trust, or a comparable “rabbi trust”, to be held for the benefit of the Executive thereunder, cash or marketable securities with a fair market value equal to the anticipated payments and benefits to be provided to the Executive hereunder, as determined by the Company in good faith, subject to approval by the Executive, which approval shall not unreasonably be withheld.

Article 2. Termination Following Change in Control

2.1        The Executive shall be entitled to the benefits provided in Article 3 hereof upon any termination of her employment with the Company and its Subsidiaries within a Protection Period, except a termination of employment because of her death, because of a “Disability,” by the Company for “Cause,” or by the Executive other than for “Good Reason.”

(a)         Disability. The Executive’s employment shall be deemed to have terminated because of a “Disability” on the date on which the Executive becomes eligible to receive long-term disability benefits under the Company’s Master Welfare and Cafeteria Plan (the “Cafeteria Plan”) (or any other plan), or a similar long-term disability plan of a Subsidiary, or a successor to the Cafeteria Plan or to any such similar plan which is applicable to the Executive. If the Executive is not covered for long-term disability benefits by the Cafeteria Plan or a similar or successor long-term disability plan, the Executive shall be deemed to have terminated because of a “Disability” on the date on which she would have become eligible to receive long-term disability benefits if she were covered for long-term disability benefits by the Company’s Cafeteria Plan.

(b)         Cause. Termination of the Executive’s employment by the Company or a Subsidiary for “Cause” shall mean termination by reason of (A) the Executive’s willful engagement in conduct which involves dishonesty or moral turpitude which either (1) results in substantial personal enrichment of the Executive at the expense of the Company or any of its Subsidiaries, or (2) is demonstrably and materially injurious to the financial condition or reputation of the Company or any of its Subsidiaries, (B) the Executive’s willful violation of the provisions of the confidentiality or non-competition agreement entered into between the Company or any of its Subsidiaries and the Executive or (C) the commission by the Executive of a felony. An act or omission shall be deemed “willful” only if done, or omitted to be done, in bad faith and without reasonable belief that it was in the best interest of the Company and its Subsidiaries. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a written notice of termination from the Compensation and Nominating Committee of the Board or any successor thereto (the “Committee”) after reasonable notice to the Executive and an opportunity for the Executive, together with her counsel, to be heard before the Committee, finding that, in the good faith opinion of such Committee, the Executive was guilty of conduct set forth above in clause (A) or (B) of the first sentence of this subsection (b) and specifying the particulars in detail.

(c)         Without Cause. The Company or a Subsidiary may terminate the employment of the Executive without Cause during a Protection Period only by giving the Executive written notice of termination to that effect. In that event, the Executive’s employment shall terminate on the last day of the month in which such notice is given (or such later date as may be specified in such notice).

(d)         Good Reason. Termination of employment by the Executive for “Good Reason” shall mean termination within a Protection Period:

(i)      If there has occurred a reduction by the Company or a Subsidiary in the Executive’s base salary in effect immediately before the beginning of the Protection Period or as increased from time to time thereafter;

(ii)     If the Company or a Subsidiary, without the Executive’s written consent, has required the Executive to be relocated anywhere in excess of thirty-five (35) miles from her office location immediately before the beginning of the Protection Period, except for required travel on the business of the Company or a Subsidiary to an extent substantially consistent with the Executive’s business travel obligations immediately before the beginning of the Protection Period;

(iii)    If there has occurred a failure by the Company or a Subsidiary to maintain plans providing benefits substantially the same as those provided by any benefit or compensation plan, retirement or pension plan, stock option plan, life insurance plan, health and accident plan or disability plan in which the Executive is participating immediately before the beginning of the Protection Period, or if the Company or a Subsidiary has taken any action which would adversely affect the Executive’s participation in or materially reduce the Executive’s benefits under any of such plans or deprive the Executive of any material fringe benefit enjoyed by the Executive immediately before the beginning of the Protection Period, or if the Company or a Subsidiary has failed to provide the Executive with the number of paid vacation days to which she would be entitled in accordance with the applicable vacation policy of the Company or Subsidiary as in effect immediately before the beginning of the Protection Period;

(iv)    If the Company or a Subsidiary has reduced in any manner which the Executive reasonably considers important the Executive’s title, job authorities or responsibilities immediately before the beginning of the Protection Period;

(v)     If the Company has failed to obtain the assumption of the obligations contained in this Agreement by any successor as contemplated in Section 9.2 hereof; or

(vi)    If there occurs any purported termination of the Executive’s employment by the Company or a Subsidiary which is not effected pursuant to a written notice of termination as described in subsection (ii) or (iii) above; and for purposes of this Agreement, no such purported termination shall be effective.

The Executive shall exercise her right to terminate her employment for Good Reason by giving the Company a written notice of termination specifying in reasonable detail the circumstances constituting such Good Reason. However, the Company shall have thirty (30) days to “cure” such that the circumstances constituting such Good Reason are eliminated. The Executive’s employment shall terminate at the end of such thirty (30)-day period only if the Company has failed to cure such circumstances constituting the Good Reason.

A termination of employment by the Executive within a Protection Period shall be for Good Reason if one of the occurrences specified in this subsection (d) shall have occurred (and subject to the cure provision of the immediately preceding paragraph), notwithstanding that the Executive may have other reasons for terminating employment, including employment by another employer which the Executive desires to accept.

(e)         Transfers; Sale of Subsidiary. A transfer of employment from the Company to a Subsidiary, from a Subsidiary to the Company, or between Subsidiaries shall not be considered a termination of employment for purposes of this Agreement. If the Company’s ownership of a corporation is reduced so as to cause such corporation to cease to be a “Subsidiary” as defined in Section 1.1(b) of this Agreement and the Executive continues in employment with such corporation, the Executive shall not be considered to have terminated employment for purposes of this Agreement and the Executive shall have no right to any benefits pursuant to Article 3 unless (a) a Change in Control occurred prior to such reduction in ownership and (b) the Executive’s employment terminates within the Protection Period beginning on the date of such Change in Control under circumstances that would have entitled the Executive to benefits if such corporation were still a Subsidiary.

Article 3. Benefits Upon Termination Within Protection Period

3.1        If, within a Protection Period, the Executive’s employment by the Company or a Subsidiary shall terminate other than because of her death, because of a Disability, by the Company for Cause, or by the Executive other than for Good Reason, if the Executive signs a general release in a form acceptable to the Company that releases the Company from any and all claims that the Executive may have, and the Executive affirmatively agrees not to violate the provisions of Article 6 (a “General Release”), the Executive shall be entitled to the benefits provided for below:

(a)         The Company or a Subsidiary shall pay to the Executive through the date of the Executive’s termination of employment base salary at the rate then in effect, together with salary in lieu of vacation accrued and unused to the date on which Executive’s employment terminates, and all other benefits due to Executive through the date of Executive’s termination of employment, in accordance with the standard payroll and other practices of the Company or Subsidiary.

(b)         The Company or Subsidiary shall also pay to the Executive the amount equal to the target annual bonus established for the Executive under the Company’s Annual Incentive Program or a similar bonus plan of a Subsidiary (or a successor to any such bonus plan) for the fiscal year in which the Executive’s termination of employment occurs, reduced pro rata for that portion of the fiscal year not completed as of the date of the Executive’s termination of employment.

(c)         The Company or a Subsidiary shall pay the Executive as a severance payment an amount equal to three (3) times the sum of (A) her highest base salary in effect during any period of twelve (12) consecutive months within the thirty-six (36) months immediately preceding her date of termination of employment; and (B) the target annual bonus established for the Executive under the Company’s Annual Incentive Program or a similar bonus plan of a Subsidiary (or a successor to any such bonus plan) for the fiscal year in which the Executive’s termination of employment occurs. However, if the Executive is at least sixty-two (62) years of age as of the date of her termination of employment, the Committee shall have the discretion to alternatively provide the Executive a severance payment prorated for the number of full months until the Executive attains age sixty-five (65).

(d)         If the Executive is a participant in the Executive Life Insurance Plan (“ELIP”) on the date of the Executive’s termination of employment, the Executive’s eligibility to participate in the ELIP with respect to a Policy (as defined in the ELIP) shall continue; provided that, during the thirty-six (36) or lesser month benefit continuation period described in Section 3.1(e) below, the Executive will attain at least age fifty-five (55) and would have completed, if the Executive’s termination of employment had not occurred, at least five (5) Policy Years (as defined in the ELIP) with respect to such Policy.

(e)         Subject to (i) and (ii) below, the Company or a Subsidiary shall provide, at the exact same cost as to the Executive, and at the same coverage level, as in effect as of the Executive’s date of termination of employment, a continuation of the Executive’s (and, where applicable, the Executive’s eligible dependents’) welfare benefit coverage, including health insurance, dental insurance, group term life insurance and long-term disability insurance (but excluding any flexible spending accounts) for thirty-six (36) months from her date of termination of employment (the “Benefit Period”).  However, if the Executive is at least sixty-two (62) years of age as of the date of her termination of employment, the Committee shall have the discretion to alternatively provide the Executive’s (and the Executive’s eligible dependents’) health insurance coverage as described under this subsection (e) for the number of full months until the Executive attains age sixty-five (65). The Executive’s applicable COBRA health insurance benefit continuation period shall begin at the end of this thirty-six (36) or lesser month benefit continuation period.  If the Company is not able to provide under its welfare benefit plans for employees all or any portion of the welfare benefit coverage required to be provided to the Executive pursuant to this Section 3.1(e), the Company shall provide such coverage through alternative insurance coverage, at the exact same cost as to the Executive, and at the same level of benefits to the Executive, as in effect as of the date of the Executive’s termination of employment.

(i)      If the Executive becomes covered under the health insurance, dental insurance, group term life insurance or long-term disability insurance coverage of a subsequent employer which does not contain any exclusion or limitation with respect to any preexisting condition of the Executive or the Executive’s eligible dependents, the Company’s obligation to provide health insurance, dental insurance, group term life insurance or long-term disability insurance coverage pursuant to this Section 3.1(e), whichever is applicable, shall be discontinued prior to the end of the thirty-six (36)

or lesser month continuation period. For purposes of enforcing this offset provision, the Executive shall have a duty to inform the Company as to the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment. The Executive shall provide, or cause to provide, to the Company in writing correct, complete, and timely information concerning the same.

(ii)     If, as of the Executive’s date of termination of employment, the provision to the Executive of the health insurance, dental insurance, group term life insurance or long-term disability insurance coverage described in this Section 3.1(e) would either: (1) violate the terms of the Company’s health insurance, dental insurance, group term life insurance or long-term disability insurance plan (or any other related insurance policies), (2) violate any of the Code’s nondiscrimination requirements applicable to the health insurance, dental insurance, group term life insurance or long-term disability insurance coverage, or (3) cause the Executive to be subject to the excise tax under IRC 409A, then the Company, in its sole discretion, may elect to pay the Executive, in lieu of the health insurance, dental insurance, group term life insurance or long-term disability insurance coverage, described under this Section 3.1(e), whichever is applicable, cash payments equal to the total monthly premiums (or in the case of a self-funded health insurance plan, the cost of COBRA continuation coverage) that would have been paid by the Company for the Executive under the health insurance, dental insurance, group term life insurance or long-term disability insurance plan from the date of termination through the thirty-six (36) or lesser months following such date.

In the event that any health insurance, dental insurance, group term life insurance or long-term disability insurance coverage provided under this Section 3.1(e) is subject to federal, state, or local income or employment taxes (other than any such taxes which were applicable to the same extent to the Executive’s insurance coverage prior to the Executive’s termination of employment) or IRC Section 409A excise tax, or in the event that cash payments are made in lieu of all or a part of such insurance coverage, the Company shall provide the Executive with an additional payment in the amount necessary such that after payment by the Executive of all such taxes (calculated after assuming the Executive pays such taxes for the year in which the payment or benefit occurs at the highest marginal tax rate applicable), including any taxes imposed on the additional payments, the Executive effectively received coverage on a tax-free basis (other than any such taxes which were applicable to the same extent to the Executive’s insurance coverage prior to the Executive’s termination of employment) or retains a cash amount equal to the cash payments in lieu of insurance coverage provided pursuant to this Section 3.1(e), reduced by any such taxes which are applicable to the Executive’s insurance coverage same extent as prior to the Executive’s termination of employment.

(f)          The Company shall also (i) credit to the Executive’s Cash Balance Plan Make-Up Account in the Company’s Supplemental Executive Retirement Plan or any successor plan (the “SERP”) an amount equal to the value of any benefits forfeited under the Company’s Cash Balance Plan for Salaried Employees or any successor plan and (ii) credit to the Executive’s Savings Plan Make-Up Account in the SERP an amount equal to the value of any benefits forfeited under the Company’s Retirement Savings Plan for Salaried Employees or any successor plan.

(g)         The Company shall provide the Executive with three (3) additional years of service credits under the Company’s Cash Balance Plan for Salaried Employees and under the Executive’s Cash Balance Plan Make-Up Account in the SERP or any successor plans.  However, if the Executive is at least sixty-two (62) years of age as of the date of her termination of employment, the Company shall provide the Executive with a pro rata portion of three (3) additional years of service credits, based on the number of full months until the Executive attains age sixty-five (65).  All additional years of service credits (including credits under the Company’s Cash Balance Plan for Salaried Employees and under the Executive’s Cash Balance Plan Make-Up Account in the SERP)  will be calculated consistently with the provisions in the plans, will be based on target total cash compensation as of the date employment terminates (base salary plus target annual bonus), and will be credited to the Executive’s Cash Balance Plan Make-Up Account in the SERP.  Any distribution from the SERP with respect to such additional credits shall comply with Section 5.1.

(h)         The Company shall credit to the Executive’s Savings Plan Make-Up Account in the SERP an amount equal to three (3) times the sum of (i) the employer matching contributions and profit sharing contributions made to the Executive’s accounts under the Company’s Retirement Savings Plan for Salaried Employees and (ii) the employer matching contributions and profit sharing contributions credited to the Executive’s Savings Plan Make-Up Account in the SERP or any successor plans, in each case for the most recent plan year that ended before the date of the Change in Control or, if higher, for the most recent plan year that ended after the date of the Change in Control (in either case, annualized to the extent that such plan year consisted of less than twelve (12) months and/or the Executive was not eligible to participate in the Company’s Retirement Savings Plan or Savings Plan Make-Up Account in the SERP, as applicable, for the full plan year).  However, if the Executive is at least sixty-two (62) years of age as of the date of her termination of employment, the Company shall provide the Executive with a pro rata portion of three (3) times the sum of such employer matching contributions and profit sharing contributions, based on the number of full months until the Executive attains age sixty-five (65).  Any distribution from the SERP with respect to such additional credits shall comply with Section 5.1.

(i)          The Executive’s Cash Balance Plan Make-Up Account and Savings Plan Make-Up Account in the SERP shall be fully vested on the date of the Executive’s termination of employment.

(j)          The Executive shall receive the cash value of her current retiree healthcare spending account (“RHCSA”) and related dependent healthcare spending account, plus the value of three (3) additional years of Company contributions to such accounts.  However, if the Executive is at least sixty-two (62) years of age as of the date of her termination of employment, the Company shall provide the Executive with a pro rata portion of the value of three (3) additional years of Company contributions to such accounts, based on the number of full months until the Executive attains age sixty-five (65).  The Executive shall be immediately vested in her RHCSA and related dependent healthcare spending account on the date of the Executive’s termination of employment and the account balances will be paid out in accordance with the terms of the Company’s Master Retiree Welfare Plan or any successor plan. To the extent the Executive’s RHCSA and related dependent healthcare spending account may not be immediately vested and paid out under the Company’s Master Retiree Welfare Plan or any successor plan, such amounts shall be paid out of the general assets of the Company.  In addition, notwithstanding anything to the contrary in the Company’s Master Retiree Welfare Plan or any successor plan, the Executive shall be immediately eligible to participate in the benefits available to Retirees thereunder, and the Executive and the Executive’s spouse shall remain eligible for their lifetimes, to participate, on an after-tax basis in the event that the Executive’s RHCSA or dependent healthcare spending account, whichever is applicable, has a zero balance, to participate the benefits provided to Retiree’s under the Company’s Master Retiree Welfare Plan or any successor plan as of the date of the Executive’s termination of employment.  If the Company is not able to provide under its Master Retiree Welfare Plans or any successor plan all or any portion of the welfare benefit coverage required to be provided to the Executive and the Executive’s spouse pursuant to this Section 3.1(j), the Company shall provide such coverage through alternative insurance coverage.

(k)         The Company shall provide the Executive with executive-level outplacement services for a period of one (1) year from the date of the Executive’s termination of employment. Such outplacement services shall be provided through an outplacement firm that is mutually agreed upon by the parties.

(l)          The Company shall (i) pay the Executive a lump sum cash amount equivalent to the same level of personal allowances (such as club dues and automobile expenses) for the period of three (3) months, as the Executive received immediately prior to her termination of employment, and (ii) continue to pay the lease payments on the vehicle provided to the Executive by the Company for a period of three (3) months or, if less, the remainder of the lease period in effect as of the Executive’s date of termination of employment.  The Executive shall be entitled to the continued use of such vehicle during such period and to purchase the vehicle at the end of such period on the terms provided in the applicable lease agreement.

(m)        All other rights and benefits that the Executive is vested in, pursuant to other plans and programs of the Company.

The Executive shall be entitled to all payments and benefits provided for by or pursuant to this Section 3.1 whether or not she seeks or obtains other employment, except as otherwise specifically provided in this Section 3.1.

Article 4. Benefits Upon Termination Outside of Protection Period

4.1        If, outside of a Protection Period, the Executive’s employment by the Company or a Subsidiary shall be terminated by the Company without Cause, if the Executive signs a General Release, the Executive shall be entitled to the benefits provided for below:

(a)         The Company or a Subsidiary shall pay to the Executive through the date of the Executive’s termination of employment base salary at the rate then in effect, together with salary in lieu of vacation accrued and unused to the date on which Executive’s employment terminates, and all other benefits due to Executive through the date of Executive’s termination of employment, in accordance with the standard payroll and other practices of the Company or Subsidiary.

(b)         The Company or Subsidiary shall also pay to the Executive as a severance payment an amount equal to one (1) times her base salary in effect on the date of her date of termination of employment.

Article 5. Benefits Payment Schedule

5.1        Payment Schedule. Payments due to the Executive pursuant to Article 3 or Article 4 shall be paid as follows:

(a)         If the Executive is not a “Specified Employee” (as that term is defined and determined under IRC Section 409A) or if the Executive is a Specified Employee, then only with respect to payments provided in Section 3.1 or 4.1 that are not deferred compensation subject to IRC Section 409A, as soon as administratively practicable, but in no event later than March 15 of the calendar year after the calendar year of the Executive’s date of Separation from Service (as defined under IRC Section 409A); and

(b)         If the Executive is a Specified Employee, for payments that are deferred compensation subject to IRC Section 409A, as soon as administratively practicable on or after, but in no event later than the end of the calendar year in which such date occurs, or, if later, the 15th day of the third calendar month following such date, the date six (6) months following the Executive’s date of Separation from Service.

Notwithstanding the above, the Company’s obligation to pay severance amounts due to the Executive pursuant to Article 3 or Article 4, to the extent not already paid, shall cease immediately and such payments will be forfeited, if the Executive violates any condition described in Sections 6.1, 6.2 or 6.3, after her termination of employment. To the extent already paid, should the Executive violate any condition described in Sections 6.1, 6.2 or 6.3, after her termination of employment, the severance amounts provided hereunder shall be repaid in their entirety by the Executive to the Company, and all rights to such payments shall be forfeited.

Article 6. Restrictive Covenants

6.1        Confidentiality. The Company has advised the Executive and the Executive acknowledges that it is the policy of the Company to maintain as secret and confidential all Protected Information (as defined below), and that Protected Information has been and will be developed at substantial cost and effort to the Company. The Executive shall not at any time, directly or indirectly, divulge, furnish or make accessible to any person, firm, corporation, association, or other entity (otherwise than as may be required in the regular course of Executive’s employment), nor use in any manner, either during the Executive’s employment period or after the termination, for any reason, any Protected Information, or cause any such information of the Company or its Subsidiaries to enter the public domain. For purposes of this Agreement, “Protected Information” means trade secrets, confidential and proprietary business information of the Company or its Subsidiaries, and any other information of the Company, including but not limited to, software, records, manuals, books, forms, documents, notes, letters, reports, data, tables, compositions, articles, devices, apparatus, customer lists (including potential customers), sources of supply, processes, plans, materials, pricing information, internal memoranda, marketing plans, internal policies, and products and services which may be developed from time to time by the Company, its Subsidiaries and its agents or employees, including the Executive; provided, however that information that is in the public domain (other than as a result of a breach of this Agreement), approved for release by the Company or lawfully obtained from third parties who are not bound by a confidentiality agreement with the Company, is not Protected Information.

6.2        Nonsolicitation. During the term of this Agreement and for a period of twelve (12) months after the Executive’s date of termination of employment, the Executive shall not solicit or recruit, directly or indirectly, any employee or consultant of the Company or its Subsidiaries.

6.3        Noncompetition. During the term of this Agreement and for a period of twelve (12) months after the Executive’s date of termination of employment, the Executive shall not be employed by or otherwise perform services for any of the following competitors of the Company: ADM, Cargill, Bunge, Tate & Lyle, Roquette or National Starch, and their affiliates and successors.

6.4        Ownership. The Executive agrees that all inventions, copyrightable material, business and/or technical information, marketing plans, customer lists, and trade secrets which arise out of the performance of this Agreement are the property of the Company.

Article 7. No Other Severance Benefits; Right to Other Plan Benefits.

In the event of termination of the Executive’s employment under circumstances entitling the Executive to benefits hereunder, the Executive shall not be entitled to any other severance benefits except those provided by or pursuant to this Agreement, and the Executive hereby waives any claim against the Company or any of its Subsidiaries or affiliates for any additional severance benefits to which she might otherwise be entitled. Except as provided in the preceding sentence, nothing in this Agreement shall be construed as limiting in any way any rights or benefits that the Executive may have pursuant to the terms of any other plan, program or arrangement maintained by the Company or any of its Subsidiaries or affiliates.

Article 8. Termination of Employment Agreements.

Any and all Employment Agreements entered into between the Company or any of its Subsidiaries and the Executive prior to the date of this Agreement are hereby terminated.

Article 9. Termination and Amendment; Successors; Binding Agreement.

9.1        This Agreement shall terminate on the close of business on the date preceding the one-year anniversary of the date of this Agreement; provided, however, that commencing on the annual anniversary of the date of this Agreement and each anniversary of the date of this Agreement thereafter, the term of this Agreement shall automatically be extended for one additional year unless at least six (6) months prior to such anniversary date, the Company or the Executive shall have given notice to the other party, in accordance with Article 10, that this Agreement shall not be extended. This Agreement may be amended only by an instrument in writing signed by the Company and the Executive. The Company expressly acknowledges that, during the term of this Agreement, the

Executive shall have a binding and irrevocable right to the benefits set forth hereunder in the event of her termination of employment during a Protection Period to the extent provided in Section 2.1. Any purported amendment or termination of this Agreement by the Company, other than pursuant to the terms of this Section 9.1, shall be ineffective, and the Executive shall not lose any right hereunder by failing to contest such a purported amendment or termination.

9.2        The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or to any subsidiary that employs the Executive, to expressly assume and agree to honor this Agreement in the same manner and to the same extent that the Company would be required to so honor if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a violation of this Agreement and shall entitle the Executive to benefits from the Company or such successor in the same amount and on the same terms as the Executive would be entitled hereunder if she terminated her employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination of employment. As used in this Section 9.2, “Company” shall mean the Company hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 9.2 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. The Company shall promptly notify the Executive of any succession by purchase, merger, consolidation or otherwise to all or substantially all the business and/or assets of the Company and shall state whether or not the successor has executed the agreement required by this Section 9.2 and, if so, shall make a copy of such agreement available to the Executive.

9.3        This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and shall be enforceable by, the Executive and the Executive’s legal representatives. If the Executive should die while any amounts remain payable to her hereunder, all such amounts shall be paid to her designated beneficiary or, if there be no such beneficiary, to her estate.

9.4        The Company expressly acknowledges and agrees that the Executive shall have a contractual right to the benefits provided hereunder, and the Company expressly waives any ability, if possible, to deny liability for any breach of its contractual commitment hereunder upon the grounds of lack of consideration, accord and satisfaction or any other defense. If any dispute arises after a Change in Control as to whether the Executive is entitled to benefits under this Agreement, there shall be a presumption that the Executive is entitled to such benefits and the burden of proving otherwise shall be on the Company.

9.5        The Company’s obligation to provide the benefits set forth in this Agreement shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, or other right which the Company or any Subsidiary may have against the Executive or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company or any Subsidiary shall be final, and neither the Company nor any Subsidiary will seek to recover all or any portion of such payment from the Executive or from whomsoever may be entitled thereto, for any reason whatsoever.

Article 10. Notice.

All notices of termination and other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or mailed by United States registered mail, return receipt requested, addressed as follows:

If to the Executive:

Diane Frisch

735 N. East Avenue

Oak Park, Illinois 60302

If to the Company:

Corn Products International, Inc.

5 Westbrook Corporate Center

Westchester, IL 60154

Attention: Chief Executive Officer

or to such other address as either party may have furnished to the other in writing in accordance herewith.

Article 11. Miscellaneous.

No provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the Executive and the Company’s Chief Executive Officer or such other officer as may be designated by the Board. No waiver by either party of any breach by the other party of, or compliance with, any provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions at the same or any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Illinois, without regard to its principles of conflict of laws, and by applicable laws of the United States.

Article 12. Validity.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision, which shall remain in full force and effect.

Article 13. Legal Expenses; Dispute Resolution; Arbitration; Pre-Judgment Interest.

13.1      The Company shall promptly pay all legal fees and related expenses incurred by the Executive in seeking to obtain or enforce any right or benefit under this Agreement (including all fees and expenses, if any, incurred in seeking advice in connection therewith).

13.2      If any dispute or controversy arises under or in connection with this Agreement, including without limitation any claim under any Federal, state or local law, rule, decision or order relating to employment or the fact or manner of its termination, the Company and the Executive shall attempt to resolve such dispute or controversy through good faith negotiations.

13.3      If such parties fail to resolve such dispute or controversy within ninety days, such dispute or controversy shall, if the Executive so elects, be settled by arbitration, conducted before a panel of three arbitrators in Chicago, Illinois in accordance with the applicable rules and procedures of the Center for Public Resources then in effect. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction. Such arbitration shall be final and binding on the parties. Costs of any arbitration, including, without limitation, reasonable attorneys’ fees of both parties, shall be borne by the Company.

13.4      If such parties fail to resolve such dispute or controversy within ninety days and the Executive does not elect arbitration, legal proceedings may be instituted, in which event the Company shall be required to pay the Executive’s legal fees and related expenses to the extent set forth in Section 13.1 above.

13.5      Pending the resolution of any arbitration or court proceeding, the Company shall continue payment of all amounts due the Executive under this Agreement and all benefits to which the Executive is entitled, including medical and life insurance benefits, other than those specifically at issue in the arbitration or court proceeding and excluding long term disability benefits.

13.6      If the Executive is awarded amounts pursuant to arbitration or court proceeding, the Company shall also pay pre-judgment interest on such amounts calculated at the Prime Rate (as defined below) in effect on the date of such payment. For purposes of this Agreement, the term “Prime Rate” shall mean the prime rate as published in the Wall Street Journal Midwest edition showing such rate in effect as of the first business day of each calendar quarter.

* * * * *

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

Executive

Corn Products International, Inc.

By:
Company Representative Position